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ARCP - American Realty Capital Properties Inc Receives Lender Waiver and Extension for Reporting Third Quarter Financial Statements Call

EVENT DATE/TIME: NOVEMBER 14, 2014 / 3:00PM GMT

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NOVEMBER 14, 2014 / 3:00PM, ARCP - American Realty Capital Properties Inc Receives Lender Waiver and Extension for Reporting Third Quarter Financial Statements Call

C O R P O R A T E   P A R T I C I P A N T S

Bonni Rosen American Realty Capital Properties Inc - Director of IR

David Kay American Realty Capital Properties Inc - CEO

P R E S E N T A T I O N

Operator

Good morning and welcome to the American Realty Capital Properties investor update call. All participants will be in listen-only mode.

(Operator Instructions)

Please note, this event is being recorded. I would now like to turn the conference over to Bonni Rosen, Director of Investor Relations. Please go ahead.

Bonni Rosen - American Realty Capital Properties Inc - Director of IR

Thank you. Good morning, everyone. Thank you for joining us today. Joining me is David Kay, Chief Executive Officer.

Before I turn the call over to David, I would like to remind everyone that statements made in this call, which are not historical facts, will be forward-looking. ARCP's actual results may differ materially from these forward-looking statements and the risk factors that could cause these differences are detailed in our SEC reports.

In addition, as stated more fully in our SEC report, ARCP disclaims any intent or obligation to update these forward-looking statements except as expressly required by law. Note, we will not be holding a Q&A as we are covering what we were able to at this time. Now, I would like to turn the call over to ARCP's CEO. David.

David Kay - American Realty Capital Properties Inc - CEO

Thank you, Bonni. Thank you, everybody, for joining us this morning. As many of you know, I've been on the road and on the phone speaking with many of you over the course of the past two weeks. I understand and appreciate your desire to hear from us on a regular basis and I assure you that we are making every effort to communicate anything useful and pertinent to the Company.

As you can appreciate, we are limited in what we can say as we continue our process of completion of our financial statements for the quarter's one, two, three, and completion of 2013, but felt that it was important to speak to you once again with the news of the announcement this morning.

This morning, we announced that we have secured a waiver from the banks and our unsecured credit facility for an extension regarding the delivery of our 2014 third-quarter financial statements extending that date of deliverance to January 5, 2015. Our goal remains completion of our financial statements as soon as possible.

We're working diligently with our audit committee along with Grant Thornton and Ernst & Young to complete their review, and that the support was extremely reassuring from our financial institutions with this waiver. We received nearly 90% approval rate on the terms and it speaks not only to the asset quality, our balance sheet and financial ratios, but also that of management.

As I said, our goal remains completion of the financial statements for the first, second, third quarters of 2014 as well as 2013, and we hope that we will do this as soon as possible and have these prepared.

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NOVEMBER 14, 2014 / 3:00PM, ARCP - American Realty Capital Properties Inc Receives Lender Waiver and  Extension for Reporting Third Quarter Financial Statements Call

I'd like to point out there seems to be a bit of confusion as to our revolver draws, and I wanted to note that there are two components of our credit facility and to make sure that this is clear. Nothing has changed since our last call in terms of the revolver in any material way.

We have a revolver as well as a term loan and as of October 31, the revolver, which we have quoted before, had a balance of approximately $2.2 billion. That remains unchanged. The term loan piece is an additional $1 billion and that, too, has remained unchanged. This is where the amount stand today to get us to the current $3.2 billion of outstanding on the entire credit facility.

To note our capacity, we have approximately $400 million of capacity under the line in an interim period until our financials are issued. We also have approximately $230 million of cash after the November dividend payment.

Once we file as noted in the press release this morning, our line balance or line capacity will increase by an additional $400 million bringing our total capacity to over $1 billion. We believe that the right sizing of our credit facility not only reduces our facility fees but will also be able to meet our expected -- our expectations in terms of growth and capital needs.

Upon completion of our financial statement review, we will be issuing all of the quarters as well as 2013 at the same time, and I wanted to ensure that everybody knows that. We will also at that time update our earnings guidance. I don't have a specific timeline that I can give you, however, once again I assure you that we are working extremely hard and that this is our top priority.

I'd like to also remind everybody just of our asset quality which has not been affected by any of the previously announced adjustments. We have a very strong and diverse portfolio as well as our tenant base which is nearly 50% investment-grade rated. We are extremely diversified across our tenant base geography, our property type with high-quality retail restaurant, office and industrial properties, and we have one of the longest weighted average lease terms to the portfolio at over 12 years.

Earlier in the week we also announced that we had filed litigation, the Court of Chancery in the state of Delaware against RCS Capital Corporation in connection with [our caps reported] termination of the equity purchase agreement dated September 30, 2014, between RCS and an affiliate of ARCP. We continue to believe that RCS's attempt to terminate the purchase agreement constitutes a breach of our purchase agreement and under the circumstances our Board and our management believe that we had no choice but to file this litigation in order to preserve and protect the interest of our shareholders under the purchase agreement. I can't comment any further on the litigation, but I assure you that we are focused on this portion of the business.

Lastly, I'd like to reiterate, because I've gotten a lot of questions about our management team as well as me and if we're staying at the Company. I've heard it time and time again. I've had some folks call me with rumors on the street that I'm leaving the Company, and I want to reiterate as I did in the last call, that I am here for the long haul. I understand what it's like to go through some trials and tribulations.

I saw at my previous firm our stock go from very high price during the Internet phase come down into the $8 range similar to where we are here. I believe that that experience not only will help lead this Company, but will also formulate a strong plan as to what this Company will look like and perform on a go-forward basis.

We understand as a management team what it's like to be a good steward of your capital. We understand our cost to capital and how important that is, and I assure you that everybody is focused on the right dynamics and the right components of this business.

Trust I know takes years to build in seconds to lose, and we have seen that over the last couple of weeks, but I also want to point out that when a team dedicates itself unselfishly and combines instinct with delivered effort, it can achieve great things, and that is our goal with this Company.

I assure you that we are committed to working hard with our Board and with our shareholders to allow this Company to prosper in the future and I once again just want to thank everyone for their patience and their understanding and their kind words that we have received, and I assure you that we are focused on the success of ARCP. Thank you and have a great day.

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NOVEMBER 14, 2014 / 3:00PM, ARCP - American Realty Capital Properties Inc Receives Lender Waiver and Extension for Reporting Third Quarter Financial Statements Call

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

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